Exhibit 99.1

The Hanover Insurance Group, Inc. Announces New Share Repurchase Authorization

WORCESTER, Mass., May 13, 2026 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced its board of directors approved a new share repurchase authorization, pursuant to which the company may repurchase up to $700 million of its common stock. At the same time, the company terminated its previous share repurchase program, which had a remaining repurchase authorization of approximately $63 million.

“Our new repurchase authorization demonstrates our confidence in the durability of our earnings and conviction in the path ahead,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “We maintain a disciplined but flexible approach to capital management, balancing investment in the business with meaningful capital returns to shareholders. We remain focused on deploying capital in ways that enhance long‑term shareholder value.”

Under the new $700 million share repurchase authorization, the company may repurchase its common stock from time to time, in amounts, at prices, and at times the company deems appropriate, subject to market conditions and other considerations. The company's stock purchases may be executed using open market repurchases, privately negotiated transactions, accelerated repurchase programs, or other transactions. The company may establish trading plans under the Securities and Exchange Commission's rule 10b5-1 that will provide additional flexibility as it buys back its stock.

Forward-Looking Statements

Statements regarding capital management flexibility, including future share repurchases, future profitability, and durability of earnings constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are not guarantees of future performance. Investors are directed to consider the risks and uncertainties in the company's business that may cause actual results to differ, including those risks which are discussed in readily available documents, such as the company's annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other documents filed by The Hanover with the Securities and Exchange Commission and which are also available on hanover.com under "Investors."

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contacts:

Investors:	Media:
Oksana Lukasheva	Emily P. Trevallion
(508) 525-6081	(508) 855-3263
Email: olukasheva@hanover.com	Email: etrevallion@hanover.com